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 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the use in this Registration Statement on Form N-4 of our report dated March 28, 2014, relating to the financial statements and financial highlights of the Lincoln Benefit Life Variable Annuity Account and our report dated April 13, 2015 relating to the financial statements as of and for each of the two years in the period ended December 31, 2013 and for the period from January 1, 2014 through March 31, 2014 and financial statement schedule of Lincoln Benefit Life Company, appearing in the Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.

 /s/ Deloitte & Touche LLP

 Chicago, Illinois
 April 14, 2015